Exhibit 99.3

Silence Therapeutics plc

The Silence Therapeutics plc 2018 Non-Employee Long Term Incentive Plan

Board adoption:

2nd February 2018

Plan expires:

1st February 2028

Shareholder approval:

23 July 2020

PricewaterhouseCoopers LLP, The Atrium, 1 Harefield Road, Uxbridge, Middlesex, UB8 1EX

T: +44 (0) 1895 522 000, F: +44 (0) 1895 522 020, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH.PricewaterhouseCoopers LLP is authorised and regulated by theFinancial Conduct Authority for designated investment business.

Table of contents

1. Grant of Awards	1
2. Plan limits	3
3. Individual limit	4
4. Award Price	4
5. Performance Target and conditions	5
6. Malus	5
7. Clawback	6
8. Vesting of Awards (and exercise of Options)	9
9. Holding Period	11
10. Vesting ofAwards (and exercise of Options) in special circumstances	13
11. Takeover and other corporate events	14
12. Exchange ofAwards	17
13. Lapse ofAwards	17
14. Adjustment of Awards on Reorganisation	18
15. Accounting for Tax Liabilities	18
16. Rights and listing of Plan Shares	19
17. Relationship of the Plan to Relevant Contract for Services	19
18. Administration of the Plan	20
19. Amendment of the Plan	20
20. Notices	21
21. Governing law and jurisdiction	21
22. Interpretation	22

1. Grant of Awards

1.1 Awards granted by Grantor

Subject to the terms and conditions set out in this Plan, the Grantor may from time to time grant Awards to Contractors.

1.2 Terms of Awards

Subject to the Rules, the Grantor will in its absolute discretion decide whether or not any Awards are to be granted at any particular time and, if they are, to whom they are granted and the terms of such Awards. Where Awards are not granted by the Board, the terms must be approved in advance by the Board.

1.3 Procedure for grant of Awards and Award Date

An Award shall be granted by the Grantor passing a resolution. The Award Date shall be the date on which the Grantor passes the resolution or any later date specified in the resolution and allowed by Rule 1.5. The grant of an Award shall be evidenced by a deed executed by or on behalf of the person granting the Award.

An Award Certificate or a Restricted Share Agreement (as applicable) shall be issued to each Award Holder as soon as reasonably practicable following the grant of the Award setting out details of the Award determined in accordance with Rule 1.4 and, where applicable, Rule 1.13.

1.4 Terms and conditions set at grant

The Grantor shall, at the time of grant, determine:

1. whether the Award comprises an Option, a Conditional Share Award or Restricted Shares;

2. the Award Date;

3. the number of Plan Shares subject to the Award or the basis on which the number of Plan Shares will be calculated;

4. the Award Price (if any);

5. the date or dates on which the Award will normally Vest;

6. whether or not any dividend equivalents will be payable under Rule 8.9;

7. in the case of an Option, the Exercise Period;

8. any Performance Target;

9. any Holding Period;

10. whether Rule 6 (Malus) and/or Rule 7 (Clawback) shall apply to the Award;

11. any other conditions of the Award; and

12. where the Award comprises Restricted Shares, any provisions which must be determined under Rule 1.13.

1.5 When Awards may be granted

Subject to Rule 1.6, the Grantor may grant Awards at any time after the date of adoption of the Plan.

1.6 When Awards may not be granted

Awards may not be granted:

1. when prevented by any Dealing Restrictions; or

2. after the loth anniversary of adoption of the Plan.

1.7 Compliance with securities and other laws

No Awards shall be granted under the Plan unless the granting of such Award is in compliance with all relevant requirements of securities and other laws applicable to that Award. Any purported grant of an Award in breach of this Rule 1.7 shall be of no effect.

1.8 Who can be granted Awards

An Award may only be granted to a person who is a Contractor at the Award Date.

1.9 Confirmation of acceptance of Award

The Grantor may require a Contractor who is (or is to be) granted an Award to confirm his acceptance of the Rules and the terms of any Award granted to him by a specified date. Such confirmation will be in a form set by the Grantor (which may require the Contractor to execute a document). The Grantor may provide that the Award will lapse (and as a result be treated as never having been granted) if the confirmation of acceptance is not provided by the specified date.

1.10 Right to refuse Award

An Award Holder may by notice in writing to the Company within 3o days after the Award Date say he does not want his Award in whole or part. In such a case, the Award shall to that extent be treated as never having been granted.

1.11 No payment for an Award

An Award Holder shall not be required to make payment for the grant of an Award unless the Board determines otherwise. Where an Award Holder refuses his Award pursuant to the terms of Rule 1.1o, no payment in connection with the refusal is required from the Award Holder or the Grantor.

1.12 Awards non-transferable

An Award shall be personal to the Award Holder and, except in the case of the death of an Award Holder, an Award shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Award Holder purports to transfer, charge or otherwise alienate the Award.

1.13 Awards which are Restricted Shares

This Rule 1.13 sets out specific provisions in relation to Restricted Shares.

1. A Contractor who is to be granted Restricted Shares must if required by the Board enter into a Restricted Share Agreement with the Grantor providing that to the extent the Award lapses, the Restricted Shares are forfeit and the Restricted Shares will immediately be transferred for no (or nominal) consideration to any person specified by the Grantor. The Restricted Share Agreement will also provide that, except for transfer on death of the Award Holder to his personal representatives or to the extent agreed by the Grantor (and subject to such conditions as it may decide), the Award Holder will not transfer or assign the Restricted Shares subject to his Award during the Vesting Period.

2. The Award Holder must sign any document (including a blank stock transfer form) requested by the Grantor relating to the Restricted Shares. The Grantor may provide that the Award will lapse if any such document is not signed within any specified period.

3. On or as soon as practicable after the Award Date of Restricted Shares the Grantor will procure that the relevant number of Restricted Shares are transferred (including out of treasury or otherwise) to the Award Holder or another person to be held for the benefit of the Award Holder.

4. Except to the extent set out in the Restricted Share Agreement, the Award Holder shall have all the rights in respect of Restricted Shares from the date of transfer until any date on which the Award comprising the Restricted Shares lapses (whether in whole or in part).

2. Plan limits

2.1 Share Reserve

Subject to the terms of this Rule 2, Awards may be made under the Plan and the Employee LTIP (taking account of Relevant Awards outstanding as at the Plan Restatement Date, but excluding any Relevant Awards that have been settled by the issuance of Plan Shares prior to the Plan Restatement Date) in an aggregate amount up to 8,700,000 Plan Shares (the Share Reserve). For the avoidance of doubt, the Plan and the Employee LTIP shall be treated as a single equity award grant program for purposes of the Share Reserve, such that a grant under either the Plan or the Employee LTIP shall be made from this single Share Reserve.

In addition, the Share Reserve will automatically increase on January 1st each year from 2021 and ending on (and including) January 1, 2028, in an amount equal to 5% of the total number of ordinary shares outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of Plan Shares than would otherwise occur pursuant to the preceding sentence.

Any increase to the Share Reserve (other than as set forth in the immediately preceding paragraph) must be approved by the passing of an ordinary resolution of the Company in general meeting, if required by applicable law.

2.2 Plan Share Recycling

If all or any part of a Relevant Award (whether granted before, on, or after the Plan Restatement Date) expires, lapses or is terminated, exchanged for cash, surrendered, repurchased or cancelled without having been fully exercised, in each case after the Plan Restatement Date, the unused Plan Shares covered by such Relevant Award will return to the Share Reserve and again be available for Awards. The following actions do not result in an issuance of Plan Shares and accordingly do not reduce the number of Plan Shares subject to the Share Reserve and available for issuance under the Plan: (i) the withholding of Plan Shares that would otherwise be issued to satisfy the exercise, strike or purchase price of an Award; or (ii) the withholding of shares that would otherwise be issued to satisfy a tax withholding obligation in connection with an Award.

2.3 Adjustment

The Share Reserve shall be subject to such adjustment as the Board may determine to be appropriate upon any Reorganisation.

2.4 Scaling down

If the granting of an Award would cause the limits in this Rule 2 to be exceeded, such Award shall take effect as an Award over the maximum number of Plan Shares which does not cause the limit to be exceeded. If more than one Award is granted on the same Award Date, the number of Plan Shares which would otherwise be subject to each Award shall be reduced pro rata.

3. Individual limit

3.1 General

The terms of Awards which may be made to any one Contractor shall be limited as set out in this Rule 3.

3.2 Limit

A New Award must not be granted to a Contractor if the result of granting the New Award would be that, at the proposed Award Date, the Market Value of the Plan Shares subject to that Award, when aggregated with the Market Value of the Plan Shares subject to any other New Award granted to him, that Time Vest in each Time Vesting Year in relation to the proposed New Award, would exceed 25o% of his Annual Fees under the Relevant Contract for Services, subject to the Board determining that exceptional circumstances exist which justify the grant of an Award in excess of such limit in which case the limit shall be extended to not more than 300% of the relevant Contractor’s Annual Fees under the Relevant Contract for Services.

For the purpose of this Rule 3.2:

1. Annual Fees means the higher of:

a. fees paid by the Group expressed as an annual rate as at the Award Date; and

b. fees paid by the Group for the period of 12 months ending on the last day of the month immediately preceding the month in which the Award Date occurs.

2. The Market Value of Plan Shares subject to an Award shall be measured on the date on which that Award was granted.

3. Time Vest in relation to Plan Shares subject to a New Award means that those Plan Shares reach the date on which they normally Vest (disregarding any Performance Target).

4. Time Vesting Year in relation to a New Award means each calendar year ending on each anniversary of the Award Date of the New Award.

5. To the extent that a New Award is granted on terms that it is Time Vested on the Award Date, that New Award shall be deemed to Time Vest in the first Time Vesting Year in relation to that New Award.

6. To the extent a New Award has become incapable of exercise for any reason in relation to Plan Shares subject to it, those Plan Shares shall not subsequently Time Vest (and accordingly shall no longer be taken into account for the purposes of this Rule 3.2 in connection with further New Awards proposed to be granted to the relevant Contractor).

3.3 Scaling down

If the grant of an Award would cause the limit in Rule 3.2 to be exceeded, such Award shall take effect as an Award over the maximum number of Plan Shares which does not cause the limit to be exceeded.

4. Award Price

The Award Price (if any) shall be determined by the Grantor and may be any price.

Where the Grantor has determined that an Award will be satisfied by the issue of new shares and the Award Price per Plan Share is less than the nominal value of a Plan Share, the Company will ensure that at the time of the issue of the Plan Shares arrangements are in place to pay up at least the nominal value of the relevant Plan Shares.

5. Performance Target and conditions

5.1 Setting of Performance Target and conditions

The Vesting of an Award and the extent to which it Vests will be subject to the satisfaction of any applicable Performance Target and any other conditions set by the Grantor on or before the Award Date.

5.2 Nature of Performance Target and conditions

Any Performance Target and any other conditions imposed under Rule 5.1 shall be:

1. objective; and

2. set out in, or attached in the form of a schedule to, the Award Certificate or Restricted Share Agreement, (as applicable).

5.3 Substitution, variation or waiver of Performance Target and conditions

If an event occurs which causes the Grantor to consider that any Performance Target and/or any other conditions imposed under Rule 5.1 subject to which an Award has been granted is no longer appropriate, the Grantor may substitute, vary or waive that Performance Target and/or any other conditions in such manner (and make such consequential amendments to the Rules) as:

1. is reasonable in the circumstances; and

2. except in the case of waiver, produces a fairer measure of performance and is not materially less difficult to satisfy than if the event had not occurred.

The Award shall then take effect subject to the Performance Target and any other conditions as substituted, varied or waived.

5.4 Notification of Award Holders

The Grantor shall, as soon as practicable, notify each Award Holder concerned of any determination made by it under this Rule 5.

6. Malus

Notwithstanding any other provision of the Rules, the Board may, at (or at any time before) the Vesting of an Award to which the Grantor has specified under Rule 1.4 that this Rule 6 applies, reduce the number of Plan Shares subject to an Award in whole or in part (including, for the avoidance of doubt, to nil) in the following circumstances:

1. discovery of a material misstatement resulting in an adjustment in the audited consolidated accounts of the Company or the audited accounts of any Group Member; and/or

2. the assessment of any Performance Target or condition in respect of an Award was based on error, or inaccurate or misleading information; and/or

3. the discovery that any information used to determine the number of Plan Shares subject to an Award was based on error, or inaccurate or misleading information; and/or

4. action or conduct of an Award Holder which, in the reasonable opinion of the Board, amounts to negligence, fraud or serious misconduct and results or is reasonably likely to result in:

a. the censure of a Group Member by a regulatory authority; or

b. have had a significant detrimental impact on the reputation of any Group Member provided that the Board is satisfied that the relevant Award Holder was responsible for the censure or reputational damage and that the censure or reputational damage is attributable to him; or

c. a material adverse effect on the financial position of the Company, any Group Member or to a relevant business unit (as appropriate); or

d. a material adverse effect on the business opportunities and prospects for sustained performance or profitability of the Company, any Group Member or relevant business unit (as appropriate);

and/or

5. if the Award Holder (except in the proper course of his duties) uses or discloses to any third party (or permits or acquiesces to the publication or disclosure of) any Confidential Information, unless: such use or disclosure is authorised by the Company or compelled by law; or the information is already in, or comes into, the publication domain or otherwise than through the Award Holder unauthorised disclosure.

In determining any reduction which should be applied under this Rule 6, the Board shall act fairly and reasonably but its decision shall be final and binding.

For the avoidance of doubt, any reduction under this Rule 6 may be applied on an individual basis as determined by the Board. Whenever a reduction is made under this Rule 6, the relevant Award shall be treated as having lapsed to that extent.

7. Clawback

7.1 Trigger Events

In this Rule 7, Trigger Events means:

1. discovery of a material misstatement resulting in an adjustment in the audited consolidated accounts of the Company or the audited accounts of any Group Member for a period that was wholly or partly before the end of the period over which the Performance Target applicable to an Award was assessed; and/or

2. the discovery that the assessment of any Performance Target or condition in respect of an Award was based on error, or inaccurate or misleading information; and/or

3. the discovery that any information used to determine the number of Plan Shares subject to an Award was based on error, or inaccurate or misleading information; and/or

4. action or conduct of an Award Holder which, in the reasonable opinion of the Board, amounts to negligence, fraud or serious misconduct and results or is reasonably likely to result in:

a. the censure of a Group Member by a regulatory authority; or

b. have had a significant detrimental impact on the reputation of any Group Member provided that the Board is satisfied that the relevant Award Holder was responsible for the censure or reputational damage and that the censure or reputational damage is attributable to him; or

c. a material adverse effect on the financial position of the Company, any Group Member or to a relevant business unit (as appropriate); or

d. a material adverse effect on the business opportunities and prospects for sustained performance or profitability of the Company, any Group Member or relevant business unit (as appropriate);

and/or

5. if the Award Holder (except in the proper course of his duties) uses or discloses to any third party (or permits or acquiesces to the publication or disclosure of) any Confidential Information, unless: such use or disclosure is authorised by the Company or compelled by law; or the information is already in, or comes into, the publication domain or otherwise than through the Award Holder’s unauthorised disclosure.

7.2 Application

Notwithstanding any other provision of the Rules, if at any time during the period of two years (or such longer period as the Board considers is appropriate and has been notified to the Award Holder) following the Vesting of an Award to which the Board has specified under Rule 1.4 that this Rule 7 applies a Trigger Event occurs, then:

1. Rules 7.3 to 7.7 and 7.9 shall apply; and

2. where the Award takes the form of an Option and the Award Holder has not exercised such Option, Rule 7.8 shall also apply.

7.3 Clawback methods

Where Rule 7.2 applies, the Board may in its absolute discretion require the relevant Award Holder to:

1. transfer to the Company (or, if required by the Company, any other person specified by the Company) all or some of the Plan Shares acquired by the Award Holder (or his nominee) pursuant to the Vesting of the Award or, in the case of an Award which is an Option, the exercise of that Option; and/or

2. pay to the Company (or if required by the Company, any other person specified by the Company) an amount equivalent to all or part of the proceeds of sale or, in the event of a disposal of the Plan Shares at a price which the Board reasonably determines was less than market value at the time of disposal and where the disposal was not made at arm’s length, an amount equivalent to the market value (as reasonably determined by the Board) at the time of disposal of all or some of the Plan Shares acquired pursuant to the Vesting of the Award or, in the case of an Award that is an Option, the exercise of that Option; and/or

3. pay to the Company (or, if required by the Company, any other person specified by the Company) an amount equivalent to all or part of the amount of any cash in respect of an Award paid to or for the benefit of the Award Holder; and/or

4. pay to the Company (or, if required by the Company, any other person specified by the Company) an amount equivalent to all or part of any benefit or value derived from or attributable to the Plan Shares referred to in paragraph 1 above (including but not limited to any special dividend or additional or replacement shares) on such terms as the Board may reasonably direct, less in each case any amount of relevant tax and social security contributions actually paid (or due to be paid) by the Award Holder in respect of the acquisition of the Plan Shares and/or payment of cash in respect of an Award.

7.4 Award Holder’s obligation to recover tax

In addition to the obligation of the Award Holder as described above, the Award Holder shall use his best endeavours to seek and obtain repayment or credit from HMRC or any relevant overseas tax authority of any tax and social security contributions paid on the Award Holder’s behalf in relation to the Award as soon as reasonably practicable and to notify the Company of such claim and/or receipt of any credit or payment by HMRC (or any relevant overseas tax authority) in this regard. Following such notification, the Company will be entitled to require the Award Holder to make a payment to it within 3o days of an amount equivalent to the amount of any payment or credit received from HMRC (or any relevant overseas tax authority).

7.5 Authorisation of deductions

By accepting the grant of an Award, the Award Holder authorises the Company or such other Group Member to make deductions from any payment owing to him in respect of any sum which would otherwise be payable by the Award Holder under this Rule 7.

7.6 Timing of transfers, payments and repayments

Any transfers, payments or repayments to be made by the Award Holder under this Rule 7 shall be made within 3o days of the date the Award Holder is notified in writing of the transfer required or the amount due, as appropriate.

7.7 Additional methods of effecting clawback

In addition to or in substitution for the actions described above that the Board may take under Rule 7.3 (the Actions), the Board may:

1. reduce the amount (including, for the avoidance of doubt, to nil) of any future amounts for services payable to the Award Holder; and/or

2. determine that the number of Plan Shares over which an award or right to acquire Plan Shares that may otherwise be granted to the Award Holder by any Group Member shall be reduced by such number as the Board may determine (including for the avoidance of doubt to nil); and/or

3. reduce the number of Plan Shares (including, for the avoidance of doubt, to nil) subject to any award or right to acquire Plan Shares which has been granted to the Award Holder by any Group Member before the date on which the relevant award or right vests or becomes exercisable by such number as the Board may determine; and/or

4. reduce the number of Plan Shares (including, for the avoidance of doubt, to nil) subject to any option to acquire Plan Shares which has been granted to the Award Holder by any Group Member which has vested but not yet been exercised by such number as the Board may determine, provided that the total amount represented by:

5. reductions under this Rule 7.7;

6. reductions under Rule 7.8; and

7. the amount represented by any transfer and any amount or value payable under Rule 7.3,

shall not, in the Board’s reasonable opinion, exceed the amount represented by any transfer and any amount or value which would have been due if the Board had only carried out the Actions.

7.8 Reduction of unexercised Option

Where Rule 7.2 applies and the Award takes the form of an Option which the Award Holder has not exercised in full, the Board may in its absolute discretion reduce the number of Plan Shares subject to such Option (including, for the avoidance of doubt, to nil). In addition to or in substitution for reducing such Option, the Board may take any of the actions set out in Rules 7.7.1 to 7.7.4 provided that the total amount represented by reductions under Rules 7.7.1 to 7.7.4 and any reduction of the Option under this Rule 7.8 shall not, in the Board’s reasonable opinion, exceed the amount which would have been represented by the reduction of the Option only.

7.9 General provisions

In carrying out any action under this Rule 7, the Board shall act fairly and reasonably but its decision shall be final and binding.

For the avoidance of doubt, any action carried out under this Rule 7 may be applied on an individual basis as determined by the Board. Whenever a reduction of an award, right to acquire Plan Shares or option is made under this Rule 7, the relevant award, right to acquire Plan Shares or option shall be treated to that extent as having lapsed.

7.10 Interaction with other plans

The Board may determine at any time to reduce the number of Plan Shares subject to an Award (including, for the avoidance of doubt, to nil) either:

1. to give effect to one or more provisions of any form which are equivalent to those in Rule 7 (Clawback Provisions) contained in any other share scheme operated by any Group Member (other than the Plan) or any bonus plan operated by any Group Member; or

2. as an alternative to giving effect to any such Clawback Provisions.

The value of any reduction under Rule 7.10.1 shall be determined in accordance with the terms of the relevant Clawback Provisions in the relevant share scheme or bonus plan as interpreted by the Board in its absolute discretion.

The value of any reduction under Rule 7.10.2 shall be determined as if the terms of the relevant Clawback Provisions in the relevant share scheme or bonus plan applied as interpreted by the Board in its absolute discretion.

8. Vesting of Awards (and exercise of Options)

8.1 Earliest date for Vesting of Awards

Subject to Rules 5, 10 and 11, an Award will Vest on the later of:

1. the relevant date specified under Rule 1.4.5; and

2. the date on which the Board determines that the Performance Target and/or any other conditions imposed under Rule 1.4.11 or Rule 5.1 have been satisfied.

The Grantor may determine that Vesting of the Award shall be delayed until any relevant investigation or other procedure relevant to an event falling within the scope of Rule 6 or Rule 7.10 has been completed.

8.2 Effect of Award Vesting

Subject to the Rules, the effect of an Award Vesting shall be:

1. in the case of an Option, that the Award Holder is entitled to exercise the Option at any time during the Exercise Period to the extent that it has Vested;

2. in the case of a Conditional Share Award, that the Award Holder shall become entitled to the Plan Shares to the extent that the Award has Vested; and

3. in the case of Restricted Shares, the restrictions set out in the relevant Restricted Share Agreement shall cease to apply to the extent that the Award has Vested.

8.3 No Vesting or exercise while Dealing Restrictions apply

Where the Vesting of an Award is prevented by any Dealing Restriction, the Vesting of that Award shall be delayed until the Dealing Restriction no longer prevents it. Plan Shares may not be issued or transferred to an Award Holder while Dealing Restrictions prevent such issue or transfer. In the case of an Option, the Option may not be exercised while Dealing Restrictions prevent such exercise.

8.4 Effect of cessation of Relevant Contract for Services

1. Subject to Rule 10, an Old Award shall Vest and an Option may be exercised only while the Award Holder is a Contractor with a Relevant Contract for Services. If an Award Holder ceases to have a Relevant Contract for Services, any Award granted to him shall lapse on such cessation.

2. An Award Holder who has given or received notice of termination of the Relevant Contract for Services (whether or not lawful) may not exercise an Old Option during any period when the notice is effective and an Old Award granted to him shall not Vest during this period, unless the Board determines otherwise. If an Old Award would otherwise have Vested during this period, and the notice is withdrawn by the relevant party, subject to the Rules the Old Award will Vest when the notice is withdrawn.

3. A New Award shall only Vest while the Award Holder is a Contractor with a Relevant Contract for Services and if an Award Holder ceases to be a Contractor with a Relevant Contract for Services, any part of a New Award granted to him that has not Vested at the date of cessation shall lapse on cessation.

4. Where an Award Holder ceases to be a Contractor with a Relevant Contract for Services for any of the reasons set out in Rule 10.2.1 or 10.2.2 or because of termination by a Group Member of his Relevant Contract for Services (other than for material breach on the part of the Award Holder) or death (each a Good Leaver Reason), he (or, following his death, his personal representatives, having established title to the satisfaction of the Company) shall be entitled to exercise any part of a New Option that has Vested at the date of cessation for the period of one year following that cessation (or such longer or shorter period, not less than 90 days, that the Board may determine). To the extent not exercised at the end of that period the New Option shall lapse. Where an Award Holder ceases to be a Contractor with a Relevant Service Contract for any reason other than a Good Leaver Reason any part of a New Option that has not been exercised shall lapse on the date of cessation.

5. This Rule 8.4 shall apply where the Award Holder ceases to be a Contractor in any circumstances (including, in particular, but not by way of limitation, where the Relevant Contract for Services is terminated, in breach of contract or otherwise).

8.5 Options may be exercised in whole or in part

Subject to Rules 8.3, 8.4 and 15, a Vested Option may be exercised in whole or in part at any time. If exercised in part, the unexercised part of the Option shall not lapse as a result and shall remain exercisable until such time as it lapses in accordance with the Rules.

8.6 Procedure for exercise of Options

An Option shall be exercised by the Award Holder giving notice to the Grantor (or any person appointed by the Grantor) in the form from time to time prescribed by the Board, which may include (for the avoidance of doubt) any electronic and/or online notification. Such notice shall specify the number of Plan Shares in respect of which the Option is being exercised, and be accompanied by either the Award Price (if any) in full or confirmation of arrangements satisfactory to the Grantor for the payment of the Award Price, together with any payment and/or documentation required under Rule 15 and, if required, the Award Certificate.

For the avoidance of doubt, the date of exercise of an Option shall be the later of the date of receipt of a duly completed valid notice of exercise (or any later date as may be specified in that notice of exercise) and the date of compliance with the requirements of the first paragraph of this Rule 8.6.

8.7 Issue or transfer of Plan Shares

Subject to Rules 8.3, 8.8 and 15 and to any necessary consents and to compliance by the Award Holder with the Rules, the Grantor shall as soon as reasonably practicable and in any event not later than 3o days after:

1. the exercise date, in the case of an Option, arrange for the issue or transfer to the Award Holder (or a nominee specified or permitted by the Company) of the number of Plan Shares specified in the notice of exercise and provide to the Award Holder, in the case of the partial exercise of an Option, an Award Certificate in respect of, or the original Award Certificate updated to show, the unexercised part of the Option; and

2. the Vesting of an Award, in the case of a Conditional Share Award, arrange for the issue or transfer to the Award Holder (or a nominee specified or permitted by the Company) of the number of Plan Shares in respect of which the Award has Vested.

8.8 Net or cash settling

Subject to Rule 15, the Grantor may on exercise of an Option:

1. make a cash payment to the Award Holder equal to the Gain on the date of exercise of the Option; or

2. arrange for the issue or transfer to the Award Holder of Plan Shares with a Market Value equal to the Gain on the date of exercise of the Option (rounded down to the nearest whole Plan Share). The Award Holder shall not be required to make payment for these Plan Shares.

Subject to Rule 15, the Grantor may on the Vesting of a Conditional Share Award make a cash payment to the Award Holder equal to the Market Value of the Plan Shares in respect of which the Conditional Share Award has Vested, less the Award Price (if any).

Where the Company settles an Award in the manner described in this Rule 8.8, this shall be in full and final satisfaction of the Award Holder’s rights under the Award.

8.9 Dividend equivalents

An Award (except an Award comprising Restricted Shares where the right to dividends has not been waived) may include the right to receive an amount in Plan Shares or cash on or following Vesting equal in value to the dividends which were payable on the number of Plan Shares in respect of which the Award has Vested during the period between the Award Date and the date of Vesting (or in the case of an Option the number of Plan Shares subject to the Option shall be increased as at the date of Vesting by the relevant value in Plan Shares).

The Grantor may determine at its absolute discretion whether or not the method used to calculate the value of dividends shall assume that such dividends have been reinvested into Plan Shares.

The Grantor may decide at any time not to apply this Rule 8.9 to all or any part of a special dividend or dividend in specie.

8.10 US Taxpayers

This Rule 8.10 shall apply to US Taxpayers to the extent necessary to avoid taxation under Section 4o9A of the US Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder. Notwithstanding anything to the contrary contained in the Plan, no Option may be exercised later than 2.5 calendar months after the end of the Taxable Year in which the Option first becomes exercisable, provided that the Option shall lapse on the date it would have lapsed had this rule not applied. The Rules shall be interpreted accordingly.

For the purposes of this Rule 8.1o, Taxable Year means the 12-month period in respect of which the Award Holder is obliged to pay US Tax or, if it would result in a longer exercise period, the 12-month period in respect of which the Award Holder’s engaging company is obliged to pay tax. US Taxpayer means a person who is subject to taxation under the tax rules of the United States of America.

9. Holding Period

9.1 Definitions

In this Rule 9:

Holding Period Holder means a trustee or nominee designated by the Grantor in accordance with this Rule 9; and

Holding Period Shares means Plan Shares which are or were the subject of an Award to which a Holding Period applies and in respect of which the Holding Period has not ended in accordance with this Rule 9.

9.2 Application

This Rule 9 applies to the extent that some or all of the Plan Shares acquired on Vesting of an Award (or exercise of an Option) are subject to a Holding Period.

9.3 Issue or transfer to Holding Period Holder

Instead of arranging for the issue or transfer of the Holding Period Shares to the Award Holder on Vesting of a Conditional Share Award or exercise of an Option under Rule 8.7, the Board may arrange for the Holding Period Shares to be issued or transferred to the Holding Period Holder, as designated by the Board, to be held for the benefit of the Award Holder. Any balance of the Plan Shares in respect of which an Award Vests or is exercised will be issued or transferred as described in Rule 8.7.

If the Award took the form of Restricted Shares, the Holding Period Shares will be transferred to (or continue to be held by) the Holding Period Holder on the terms of this Rule 9.

9.4 No transfer during Holding Period

The Award Holder or Holding Period Holder may not transfer, assign or otherwise dispose of any of the Holding Period Shares or any interest in them (and the Award Holder may not instruct the Holding Period Holder to do so) during the Holding Period except in the following circumstances:

1. the sale of sufficient entitlements nil-paid in relation to Holding Period Shares to take up the balance of the entitlements under a rights issue; and

2. the sale of sufficient Holding Period Shares to satisfy any liability to tax or employee social security contributions (or where Rule 15.2 applies, Employer’s NIC) arising in relation to Holding Period Shares.

9.5 Shareholder rights during Holding Period

1. Unless the Board decides otherwise, the restrictions in this Rule 9 will apply to any cash or assets (other than ordinary dividends) received in respect of the Holding Period Shares and such cash or assets will be held by the Holding Period Holder until the end of the Holding Period.

2. During the Holding Period, the Holding Period Holder will be entitled to vote and have all other rights of a shareholder in respect of the Holding Period Shares.

9.6 Cessation of Relevant Contract for Services during the Holding Period

Ceasing to have a Relevant Contract for Services during the Holding Period will have no impact on the provisions of this Rule 9, unless the Board decides otherwise, save where cessation is by reason of death in which case the Holding Period shall immediately be deemed to have ended.

9.7 Clawback

For the avoidance of doubt, Rule 7 shall apply to the Holding Period Shares in the same way that it applies to any Plan Shares acquired by an Award Holder following Vesting of an Award or exercise of an Option which are not Holding Period Shares.

9.8 End of Holding Period

Subject to the provisions of this Rule 9, the Holding Period will end on the earliest of the following:

1. the date set as the end of the Holding Period under Rule 1.4;

2. subject to Rule 12.1, the relevant date on which an Award would have Vested under Rules 11.1 to n.4;

3. if the Board so allows, the circumstances in which any event described in Rule 11.5 would apply; and

4. any other circumstances in the absolute discretion of the Board. Where this paragraph 4 applies, the Board may additionally determine that the Holding Period shall end only for such number of Holding Period Shares as it may specify.

10. Vesting of Awards (and exercise of Options) in special circumstances

10.1 Death: Old Awards

If an Award Holder dies, a proportion of each Old Award held by him which has not Vested will Vest immediately. The proportion of each Old Award which shall Vest shall be determined by the Board at its absolute discretion taking into account such factors as the Board may consider relevant including, but not limited to, the satisfaction of any Performance Target as at the date of death and any other conditions imposed under Rule 5.1.

Alternatively, the Board may decide that an Old Award held by the Award Holder which has not yet Vested will continue until the normal time of Vesting in which case any Performance Target and/or any other conditions imposed under Rule 5.1 shall be considered at the time of Vesting.

In the case of an Old Option, if an Award Holder dies, his personal representatives (having established title to the satisfaction of the Company) shall be entitled to exercise the Vested proportion of his Option (whether Vested under this Rule or otherwise) at any time during the 12-month period following death, or, if later, following Vesting or, in either case, during such other period as the Board determines. The Option shall lapse at the end of such period.

10.2 Power to declare Awards Vested on ceasing to have a Relevant Contract for Services: Old Awards

If an Award Holder ceases to have a Relevant Contract for Services by reason of:

1. injury, ill-health or disability evidenced to the satisfaction of the Board;

2. any other circumstances if the Board decides in any particular case any Old Award held by him which has not Vested will continue until the normal time of Vesting and the Performance Target and/or any other conditions imposed under Rule 5.1 shall be considered at the time of Vesting.

Alternatively, the Board may decide that an Old Award will Vest immediately in which case the proportion of the Award which shall Vest will be determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant including, but not limited to, the satisfaction of any Performance Target as at the time of cessation and any other conditions imposed under Rule 5.1.

In the case of an Old Option, the Award Holder shall be entitled to exercise the Vested proportion of his Option (whether Vested under this Rule or otherwise) at any time during the period ending go days following cessation of the Relevant Contract for Services or, if later, following Vesting or, in either case, during such other period as the Board determines. The Option shall lapse at the end of such period.

10.3 Award Holder relocated abroad

If it is proposed that an Award Holder, while continuing to be have a Relevant Contract for Services, should relocate to a country other than the country in which he currently resides and, by reason of the change, the Award Holder would:

1. suffer less favourable tax treatment in respect of his Award; or

2. become subject to a restriction on his ability to exercise an Option, to have issued or transferred to him the Plan Shares subject to an Award or to hold or deal in such Plan Shares or the proceeds of sale of such Plan Shares, an Award may, at the absolute discretion of the Board, Vest immediately either in full or to the extent determined by the Board in its absolute discretion and subject to such conditions as it may require taking into account such factors as the Board may consider relevant including, but not limited to, the period of time the relevant Award has been held and the extent to which any Performance Target and any other conditions imposed under Rule 5.1 have been met. Where the Award is an Option and has become Vested pursuant to this Rule 10.3, the Award Holder may exercise his Vested Option at any time during the period beginning 3 months before the proposed date of his transfer and ending 3 months after the date of his actual transfer. If not so exercised, the Option shall not lapse but shall cease to be treated as having Vested and shall continue in force in accordance with the Rules.

10.4 Meaning of ceasing to be have a Relevant Contract for Services

For the purposes of the Plan, an Award Holder shall not be treated as ceasing to have a Relevant Contract for Services until he no longer holds any Relevant Contract for Services with any Group Member. In addition, unless the Board otherwise decides an Award Holder shall not be treated as so ceasing if within 7 days he is reengaged or commences employment or becomes an office holder with any Group Member.

The Board may determine that an Award Holder will be treated as ceasing to have a Relevant Contract for Services when he gives or receives notice of termination (whether or not lawful).

10.5 Interaction of Rules

In the case of an Option:

1. if the Option has become exercisable under Rule 10.2 and, during the period allowed for the exercise of the Option under Rule 10.2 the Award Holder dies, the period allowed for the exercise of the Option shall be the period allowed by Rule 10.1; and

2. if the Option has become exercisable under Rule 8.4.4 or Rule 10 and, during the period allowed for the exercise of the Option under the relevant Rule, the Option becomes exercisable under Rule 1i also (or vice versa), the period allowed for the exercise of the Option shall end on the earlier of the end of the period allowed by Rule 8.4.4 or Rule 10 (as applicable) and the end of the period allowed by Rule 11.

11. Takeover and other corporate events

11.1 Takeover

Subject to Rule 12, where a person obtains Control of the Company as a result of making an offer to acquire Plan Shares, Awards shall Vest on the date the person obtains Control as set out below. Should a person (either alone or together with any person acting in concert with him) already have Control of the Company and makes an offer to acquire all of the ordinary shares in the capital of the company (or any shares representing them), other than those which are already owned by him, and such offer becomes wholly unconditional, Awards shall Vest on the date the offer becomes unconditional also as set out below.

The proportion of an Award which shall Vest will be determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant including, but not limited to, the time the Award has been held by the Award Holder and having regard to any Performance Target and/or any other conditions imposed under Rule 5.1. The proportion of an Award that the Board determines shall not Vest will lapse immediately except in the circumstances set out below.

In the case of an Option, the Vested proportion of the Option (whether Vested under this Rule 11.1 or otherwise) may be exercised at any time during the period of one month (or, if the Board determines a longer period shall apply, that period) beginning with the time when the person making the offer has obtained Control, or if the person already has Control, at the time when the offer to acquire all of the ordinary shares in the capital of the company (or any shares representing them) becomes wholly unconditional. The Option shall lapse at the end of such period unless the Board determines that a longer period for exercise shall apply, in which case the Option shall continue in force until the end of such extended period or until it otherwise lapses in accordance with the Rules.

If the extent of Vesting of an Award which Vests under this Rule 11.1 has been reduced by the Board to reflect the period of time that the Award has been held by the Award Holder, the Board may determine that Rule 12 shall apply to the proportion of the Award reflecting such reduction which has not Vested.

11.2 Compulsory acquisition of shares in the Company

Subject to Rule 12, if a person becomes entitled or bound to acquire shares in the Company under sections 979 to 982 of the Companies Act 2006, Awards shall Vest as set out below.

The proportion of an Award which shall Vest will be determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant including, but not limited to, the time the Award has been held by the Award Holder and having regard to any Performance Target and/or any other conditions imposed under Rule 5.1.

In the case of an Option, the Vested proportion of the Option (whether Vested under this Rule 11.2 or otherwise) may be exercised at any time during the period beginning with the date the person serves a notice under section 979 and ending 7 clear days before the date on which the person ceases to be entitled to serve such a notice. The Option shall lapse at the end of the 7 days.

If the extent of Vesting of an Award which Vests under this Rule 11.2 has been reduced by the Board to reflect the period of time that the Award has been held by the Award Holder, the Board may determine that Rule 12 shall apply to the proportion of the Award reflecting such reduction which has not Vested.

11.3 Scheme of arrangement

Subject to Rule 12, if a person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006 Awards shall Vest on the date of the court sanction as set out below.

The proportion of an Award which shall Vest will be determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant including, but not limited to, the time the Award has been held by the Award Holder and having regard to any Performance Target and/or any other conditions imposed under Rule 5.1.

In the case of an Option, the Vested proportion of the Option (whether Vested under this Rule 11.3 or otherwise) may be exercised at any time during the period of one month (or, if the Board determines a longer period shall apply, that period) from the compromise or arrangement being sanctioned by the court. The Option shall lapse at the end of such period.

If the extent of Vesting of an Award which Vests under this Rule 11.3 has been reduced by the Board to reflect the period of time that the Award has been held by the Award Holder, the Board may determine that Rule 12 shall apply to the proportion of the Award reflecting such reduction which has not Vested.

11.4 Winding-up of the Company

If notice is given of a resolution for the voluntary winding-up of the Company, Awards shall Vest on the date notice is given.

The proportion of an Award which shall Vest will be determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant including, but not limited to, the time the Award has been held by the Award Holder and having regard to any Performance Target and/or any other conditions imposed under Rule 5.1.

In the case of an Option, the Vested proportion of the Option (whether Vested under this Rule 11.4 or otherwise) may be exercised at any time during the period of 6 months from the date of the notice or, if earlier, on completion of the winding up. The Option shall lapse at the end of such period.

11.5 Demergers and other events

The Board may determine that Awards Vest if it becomes aware that the Company will be affected by a demerger, distribution (which is not an ordinary dividend) or other transaction not otherwise covered by the Rules.

The proportion of an Award which shall Vest will be determined by the Board in its absolute discretion subject to such conditions as it may require taking into account such factors as the Board may consider relevant including, but not limited to, the time the Award has been held by the Award Holder and having regard to any Performance Target and/or any other conditions imposed under Rule 5.1.

In the case of an Option, the Vested proportion of the Option (whether Vested under this Rule 11.5 or otherwise) may be exercised at any time during a period as shall be determined by the Board. The Option shall lapse at the end of such period.

If the extent of Vesting of an Award which Vests under this Rule 11.5 has been reduced by the Board to reflect the period of time that the Award has been held by the Award Holder, the Board may determine that Rule 12 shall apply to the proportion of the Award reflecting such reduction which has not Vested.

11.6 Meaning of “obtains Control of the Company”

For the purpose of Rule 11 a person shall be deemed to have obtained Control of the Company if he and others Acting In Concert with him have together obtained Control of it.

11.7 References to Board within this Rule 11

For the purposes of this Rule 11, any reference to the Board shall be taken to be a reference to those individuals who were members of the Board immediately before the event by virtue of which this Rule 11 applies.

11.8 Notification of Award Holders

The Grantor shall, as soon as reasonably practicable, notify each Award Holder of the occurrence of any of the events referred to in this Rule 11 and explain how this affects his position under the Plan.

11.9 Vesting of Awards in advance of a corporate event

Where the Board is aware that an event is likely to occur under Rule 11:

1. in respect of which Awards will Vest in circumstances where the conditions for relief under Part 12 of the Corporation Tax Act 2009 may not be satisfied; or

2. if the Board in its absolute discretion considers it appropriate,

the Board may, in its absolute discretion and by notice in writing to all Award Holders, declare that all Awards that are expected to Vest as a result of the relevant event shall Vest (and in the case of any such Award which is an Option, shall be exercisable) in accordance with Rule 11 during such period prior to the relevant event as determined by the Board.

12. Exchange of Awards

12.1 Where exchange applies

An Award will not Vest under Rule 11 but will be exchanged for a new award (New Award) under this Rule to the extent that:

1. an offer to exchange the Award for a New Award is made and accepted by the Award Holder; or

2. the Board, with the consent of the persons acquiring Control if relevant, decides that Awards will be automatically exchanged for New Awards. The circumstances in which the Board may make such a decision include (but are not limited to) where an event occurs under Rules 11.1, 11.2, or 11.3 and:

a. the shareholders of the acquiring company, immediately after it has obtained Control, are substantially the same as the shareholders of the Company immediately before the event; or

b. the obtaining of Control amounts in the opinion of the Board to a merger with the Company.

12.2 Terms of exchange

The following applies in respect of the New Award:

1. The Award Date of the New Award shall be deemed to be the same as the Award Date of the Award.

2. The New Award will be in respect of the shares in a company determined by the Board.

3. In the application of the Plan to the New Award, where appropriate, references to “Company” and “Plan Shares” shall be read as if they were references to the company to whose shares the New Award relates.

4. The New Award must be equivalent to the Award, in the opinion of the Board, and subject to paragraph 5 below it will Vest at the same time and in the same manner as the Award.

5. Either the Vesting of the New Award must be subject to performance conditions and/or any other conditions which are so far as possible, in the opinion of the Board, equivalent to any Performance Target and/or any other conditions applying to the Award or no performance conditions will apply but the value of shares comprised in the New Award shall have substantially the same value of the number of Plan Shares which would have Vested under Rule 11 as applicable.

13. Lapse of Awards

Notwithstanding any other provision of the Rules, an Award shall lapse on the earliest of:

1. in the case of Options, the expiry of the Exercise Period;

2. the Board determining that any Performance Target and/or any other conditions imposed under Rule 5.1 has not been satisfied either in whole or in part in respect of the Award and can no longer be satisfied in whole or in part in which case the Award shall lapse to the extent that the Performance Target and/or any other conditions imposed under Rule 5.1 can no longer be satisfied;

3. subject to Rule 10 and Rule 8.4.4, the Award Holder ceasing to have a Relevant Contract for Services;

4. any date for lapse provided for under these Rules; and

5. the date on which the Award Holder becomes bankrupt or enters into a compromise with his creditors generally.

14. Adjustment of Awards on Reorganisation

14.1 Power to adjust Awards

In the event of a Reorganisation, the number of Plan Shares subject to an Award which is an Option or a Conditional Share Award, the description of the Plan Shares, the Award Price or any one or more of these shall be adjusted in such manner as the Grantor, together with the Board where relevant, shall determine.

In the case of Restricted Shares, subject to the relevant Restricted Share Agreement, the Award Holder shall have the same rights as any other shareholder in respect of Restricted Shares in the event of a Reorganisation. Any shares, securities or other rights allotted to an Award Holder for no consideration or with the proceeds of sale of such rights (but not with new consideration provided by the Award Holder) as a result of such Reorganisation shall be treated as if they were awarded to the Award Holder at the same time as the Restricted Shares in respect of which the rights were conferred and subject to the Rules and the terms of the Restricted Share Agreement.

14.2 Award Price

No adjustment shall be made to the Award Price which would result in the Plan Shares subject to an Option or Conditional Share Award being issued at a price per Plan Share lower than the nominal value of a Plan Share except where the Grantor puts in place arrangements to pay up the nominal value at the date of issue of the Plan Shares (or the difference between the adjusted Award Price and the nominal value as the case maybe).

14.3 Notification of Award Holders

The Grantor shall, as soon as reasonably practicable, notify each Award Holder of any adjustment made under this Rule 14 and explain how this affects his position under the Plan.

15. Accounting for Tax Liabilities

15.1 Deductions

Unless the Award Holder discharges any liability that may arise himself, the Grantor, the Company or any Group Member or former Group Member (as the case may be) may withhold such amount, or make such other arrangements as it may determine appropriate, for example to sell or withhold Plan Shares, to meet any Tax Liabilities in respect of Awards.

Unless otherwise agreed, the Company will only issue Plan Shares to the Award Holder on exercise of an Option once any and all Tax Liabilities have been discharged.

The Award Holder will be responsible for all taxes, social security contributions and other liabilities arising in respect of the Award Holder’s Awards.

15.2 Transfer of Employer’s NIC

Where applicable, the Grantor may, at its discretion and to the extent permitted by law, require the Award Holder to pay all or any part of the Employer’s NIC in relation to an Award.

15.3 Execution of document by Award Holder

The Grantor may require an Award Holder to execute a document in order to bind himself contractually to any such arrangement as is referred to in Rules 15.1 and 15.2 and return the executed document to the Company by a specified date. It shall be a condition of Vesting, and where applicable exercise, of the Award that the executed document be returned by the specified date unless the Grantor determines otherwise.

15.4 Tax elections

The Board may, at its discretion, determine that an Option may not be exercised and/or the Plan Shares subject to a Conditional Share Award and/or the Plan Shares the subject of an Award comprising Restricted Shares may not be issued or transferred to the Award Holder (or for his benefit) unless the Award Holder has beforehand signed an election under Chapter 2 of Part 7 of ITEPA 2003 and/or section 165 of the Taxation of Chargeable Gains Act 1992 or entered into broadly similar local arrangements.

15.5 Indemnity by Nominated Individual

Where Tax Liabilities arise and have not been paid or otherwise accounted for by the Award Holder, in part or in whole, the Nominated Individual shall indemnify (on a pound for pound basis) the Company or any Group Member (as the case may be) against any such Tax Liabilities.

16. Rights and listing of Plan Shares

16.1 Rights attaching to Plan Shares

Except as set out in Rule 1.13 (Restricted Shares), all Plan Shares issued or transferred under the Plan shall, as to voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the shares of the same class in issue at the date of issue or transfer save as regards any rights attaching to such Plan Shares by reference to a record date prior to the date of such issue or transfer.

16.2 Listing and admission to trading of Plan Shares

If and so long as Plan Shares are listed on the Official List and traded on the London Stock Exchange, the Company will apply for the listing and admission to trading of any Plan Shares issued under the Plan as soon as reasonably practicable.

17. Relationship of the Plan to Relevant Contract for Services

17.1 Contractual provisions

Notwithstanding any other provision of the Plan:

1. the Plan shall not form part of any contract for services between any Group Member and a Contractor;

2. unless expressly so provided in the Relevant Contract for Services, a Contractor has no right to be granted an Award and the receipt of an Award in one year (and the calculation of the Award Price in a particular way) is no indication that the Award Holder will be granted any subsequent Awards (or that the calculations of the Award Price will be made in the same or a similar way);

3. the Plan does not entitle any Award Holder to the exercise of any discretion in his favour;

4. unless otherwise specified in the Relevant Contract for Services, the benefit to a Contractor of participation in the Plan (including, in particular but not by way of limitation, any Awards held by him) shall not form any part of their fees under the Relevant Contract for Services; and

5. if a Contractor ceases to be have a Relevant Contract for Services for any reason, he shall not be entitled to compensation or any other remedy for the loss or diminution in value of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Awards held by him which lapse by reason of his ceasing to have a Relevant Contract for Services) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise or anything analogous thereto in any jurisdiction.

17.2 Deemed agreement

By accepting the grant of an Award, an Award Holder is deemed to have agreed to the provisions of these Rules, including this Rule 17.

18. Administration of the Plan

18.1 Responsibility for administration

The Board (and the Grantor, where appropriate) shall be responsible for, and shall have the conduct of, the administration of the Plan. The Board may from time to time make, amend or rescind regulations for the administration of the Plan provided that such regulations shall not be inconsistent with the Rules.

18.2 Board’s decision final and binding

The decision of the Board shall be final and binding in all matters relating to the Plan, including but not limited to the resolution of any dispute concerning, or any inconsistency or ambiguity in the Rules or any document used in connection with the Plan.

18.3 Grantor to consult with the Board

Where the Grantor is not the Company and has granted, or proposes to grant, an Award, the Grantor shall consult with, and take into account the wishes of, the Board before making any determination or exercising any power or discretion under the Plan.

18.4 Discretionary nature of Awards

All Awards shall be granted entirely at the discretion of the Grantor.

18.5 Provision of information

An Award Holder and, where the Grantor is not the Company, the Grantor shall provide to the Company or any Group Member as soon as reasonably practicable such information as the Company reasonably requests for the purpose of complying with its obligations under section 421J of ITEPA 2003 or similar requirements of local tax legislation.

18.6 Cost of the Plan

The cost of introducing and administering the Plan shall be met by the Company. The Company shall be entitled, if it wishes, to charge an appropriate part of such cost and/or the costs of an Award to a Subsidiary or the Grantor.

18.7 Data protection

The Company and any Group Member will process an Award Holder’s personal data in accordance with the applicable data privacy policy or policies adopted by the Company and any data privacy notice(s) provided to an Award Holder covering the processing of the Award Holder’s data in connection with the Plan.

18.8 Third party rights

Nothing in these Rules confers any benefit, right or expectation on a person who is not an Award Holder. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of these Rules.

19. Amendment of the Plan

19.1 Power to amend the Plan

Subject to Rule 19.2, the Board may from time to time amend the Rules (including, for the purposes of establishing a sub-plan for the benefit of Contractors in different territories).

19.2 Rights of existing Award Holders

An amendment may not materially adversely affect the rights of an existing Award Holder except:

1. where the amendment is made to take account of any matter or circumstance which the Board reasonably considers is a legal or regulatory requirement which the Board reasonably considers is relevant and requires an amendment to be made in order for any Group Member to comply with such requirement; or

2. where the Award Holder affected by the change has been notified of such amendment and the majority of Award Holders affected by the change who have responded to such notification have approved the amendment.

20. Notices

20.1 Notice by the Grantor

Save as provided for by law, any notice, document or other communication given by, or on behalf of, the Grantor or to any person in connection with the Plan shall be deemed to have been duly given if delivered to the Contractor or the Nominated Individual at his place of work, if sent by e-mail to such e-mail address as may be specified by him from time to time, or sent through the post in a pre-paid envelope to the postal address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given on the date of posting.

20.2 Deceased Award Holders

Save as provided for by law, any notice, document or other communication so sent to an Award Holder shall be deemed to have been duly given notwithstanding that such Award Holder is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have established title to the satisfaction of the Company and supplied to the Company an e-mail or postal address to which notices, documents and other communications are to be sent.

20.3 Notice to the Grantor

Save as provided for by law any notice, document or other communication given to the Grantor (or any relevant person appointed by the Grantor) in connection with the Plan shall be delivered by hand or sent by email, fax or post to the Company Secretary (or any relevant person appointed by the Grantor) at the Company’s registered office (or such other e-mail or postal address as may from time to time be notified to Award Holders) but shall not in any event be duly given unless it is actually received at the registered office or such e-mail or postal address.

21. Governing law and jurisdiction

21.1 Plan governed by English law

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any term of the Plan and any Award granted under it shall be governed by English law.

21.2 English courts to have jurisdiction

The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan.

21.3 Jurisdiction agreement for benefit of the Company

The jurisdiction agreement contained in this Rule 21 is made for the benefit of the Company only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

21.4 Award Holder deemed to submit to such jurisdiction

By accepting the grant of an Award, an Award Holder is deemed to have agreed to submit to such jurisdiction.

22. Interpretation

22.1 Definitions

In this Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Acting In Concert has the meaning given to that expression in The City Code on Takeovers and Mergers in its present form or as amended from time to time;

Award means an Option, a Conditional Share Award or Restricted Shares granted under the Plan;

Award Certificate means a statement in a form, which may include an electronic form, determined by the Company setting out details of an Award which is an Option or a Conditional Share Award determined in accordance with Rule 1.4;

Award Date means the date on which an Award is granted in accordance with Rule 1.3;

Award Holder means an individual who holds an Award or, where the context permits, his legal personal representatives. Where relevant, Award Holder(s) shall include reference to former Award Holder(s);

Award Price means the amount (if any), expressed either as an amount per Plan Share or a total amount, payable in respect of the exercise of an Option or Vesting of a Conditional Share Award or for the acquisition of Restricted Shares under a Restricted Share Agreement, determined in accordance with Rule 4;

Board means, subject to Rule 11.7, the board of directors of the Company or a duly authorised committee of it or a person duly authorised by the board of directors of the Company or such committee;

Company means Silence Therapeutics plc incorporated in England and Wales under company number 02992058;

Conditional Share Award means a conditional right under the Plan to acquire Plan Shares;

Confidential Information means all information of a confidential nature, whether provided before or after the date of adoption of the Plan, relating to a Group Member, whether in writing, orally communicated, in electronic format or otherwise, and including any such information obtained through discussions with directors, officers, members of management or employees of a Group Member together with any reports, analyses, compilations, studies, copies, databases or other materials or documents prepared by the party receiving such information to the extent incorporating such information (or any part of such confidential information).

Contractor means an individual (natural person), partnership or company who at the Award Date is providing services to a Group Member under a Relevant Contract for Services (including for the avoidance of doubt, any non-executive director who is not also employed under a contract of employment);

Control has the meaning given to it by section 995 of ITA 2007;

Dealing Day means any day on which the London Stock Exchange is open for the transaction of business;

Dealing Restrictions means any restrictions imposed by legislation, regulation or any other code or guidance on share dealing with which the Company seeks to comply;

Directors’ Remuneration Policy has the meaning given to it by section 422A(6) of the Companies Act 2006;

Employee LTIP means the Silence Therapeutics plc 2018 Employee Long Term Incentive Plan and the US Sub-Plan and Schedule thereto;

Employees’ Share Scheme has the meaning set out in section 1166 of the Companies Act 2006;

Employer’s NIC means employer’s secondary class 1 National Insurance contributions liability or any local equivalent;

Exercise Period means the period set by the Board on the Award Date during which an Option may be exercised, ending no later than the loth anniversary of the Award Date;

Financial Conduct Authority means the “competent authority” as that expression is defined in Part VI of the Financial Services and Markets Act 2000;

Gain means the difference between (i) the Market Value of a Plan Share on the date of exercise of an Option and (ii) the Award Price, multiplied by the number of Plan Shares in respect of which the Option is being exercised;

Grantor means:

1. in relation to an Award granted by the Company, the Board;

2. in relation to an Award granted by the Trustees, the Trustees; and

3. in relation to an Award granted by any other person which the Board authorises to grant an Award, that person;

Group means the Company and its Subsidiaries from time to time and Group Member shall be interpreted accordingly;

HMRC means Her Majesty’s Revenue & Customs;

Holding Period means the period (if any) specified under paragraph 9 of Rule 1.4 (commencing from the Vesting Date of the relevant Award) during which the restrictions contained in Rule 9 apply;

ITA 2007 means the Income Tax Act 2007;

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;

London Stock Exchange means the London Stock Exchange plc or any successor body;

Market Value on any day means:

4. if at the relevant time Plan Shares are listed on the Official List (or on any other recognised stock exchange within the meaning of section 1005 of ITA 2007 or the Alternative Investment Market of the London Stock Exchange), the closing middle market quotation (as derived from the Daily Official List of the London Stock Exchange or the equivalent list or record for the recognised stock exchange on which the Plan Shares are listed) or, if the Board so decides, the closing price on the preceding Dealing Day; or

5. where Plan Shares are not so listed, the market value of a Plan Share calculated as described in the Taxation of Chargeable Gains Act 1992;

New Award means an Award granted on or after 1 October 2019;

New Option means an Option granted on or after 1 October 2019;

Nominated Individual means an individual who is specified in the Relevant Contract of Services as the primary deliverer of the services (subject to any provisions permitting the replacement of such individual by a suitable alternate) or if not specified in the Relevant Contract of Services then an individual who is specified in Award Certificate;

Official List means the list maintained by the Financial Conduct Authority in accordance with section 74(1) of the Financial Services and Markets Act 2000 for the purposes of Part VI of the Act;

Old Award means an Award granted before 1 October 2019;

Old Option means an Option granted before 1 October 2019;

Option means a right to acquire Plan Shares granted under the Plan;

Performance Target means a performance target imposed as a condition of the Vesting of an Award under Rule 5.1 and as substituted or varied in accordance with Rule 5.3;

Plan means the Silence Therapeutics plc 2018 Non-Employee Long Term Incentive Plan as amended from time to time;

Plan Restatement Date means 23 July 2020;

Plan Shares means ordinary shares in the capital of the Company (or any shares representing them);

Regulatory Information Service means a service that is approved by the Financial Conduct Authority on meeting the Primary Information Provider criteria and is on the list of Regulatory Information Services maintained by the Financial Conduct Authority (or any overseas equivalent);

Relevant Award means (i) an Award granted under the Plan and the US Sub-Plan to the Plan; and/or (ii) an Award granted under the Employee LTIP;

Relevant Contract for Services means a continuing contract for the provision of services by the Contractor to the Company or a Group Member;

Reorganisation means any variation in the share capital of the Company, including but without limitation a capitalisation issue, rights issue, demerger or other distribution, a special dividend or distribution, rights offer or bonus issue and a sub-division, consolidation or reduction in the capital of the Company;

Restricted Shares means Shares where the Award Holder is the beneficial owner of the Plan Shares from the Award Date subject to the Restricted Share Agreement;

Restricted Share Agreement means the agreement referred to in Rule 1.13;

Rules mean the rules of the Plan;

Share Reserve has the meaning given to it in Rule 2.1;

Subsidiary has the meaning set out in section 1159 of the Companies Act 2006;

Tax Liabilities means any tax or social security liabilities (to include but not limited to all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the United Kingdom or any other jurisdiction and any penalty, fine, surcharge, interest, charges or costs relating thereto) arising on grant of an Award, during ownership by the Award Holder of the Award, on exchange or exercise of an Award, or at any other time, where the Company or any Group Member is considered, in the reasonable opinion of the Board, to be responsible for the payment of such liabilities to HM Revenue & Customs or such overseas equivalent, including, for the avoidance of doubt, any employer’s social security liabilities;

Trustees means the trustees of any trust created by a Group Member for the purposes of effecting the Plan; Vest means:

6. in relation to an Option, the Award Holder becoming entitled to exercise the Option;

7. in relation to a Conditional Share Award, the Award Holder becoming entitled to have the Plan Shares issued or transferred to him (or to a nominee specified or permitted by the Company); and

8. in relation to Restricted Shares means the restrictions set out in the Restricted Share Agreement ceasing to have effect; and

Vesting Period means the period from the Award Date to the normal date of Vesting.

22.2 Interpretation

In the Plan, unless otherwise specified:

1. save as provided for by law a reference to writing includes any mode of reproducing words in a legible form and reduced to paper or electronic format or communication including, for the avoidance of doubt, correspondence via e-mail; and

2. the Interpretation Act 1978 applies to the Plan in the same way as it applies to an enactment.

SILENCE THERAPEUTICS PLC

THE SILENCE THERAPEUTICS PLC 2018 NON- EMPLOYEE LONG TERM INCENTIVE PLAN (THE “PLAN”)

US NON-EMPLOYEE SUB-PLAN TO THE PLAN

Board adoption: 22 June 2020

This US Non-Employee Sub-Plan was adopted by the Board to permit the grant of Awards to Contractors who are US residents or US taxpayers (each, a “US Award Holder”).

In the event of any inconsistency between the rules of the Plan and the rules of the US Non-Employee Sub-Plan, the rules of the US Non-Employee Sub-Plan shall take precedence.

1. Definitions

In this US Non-Employee Sub-Plan, the words and expressions used in the Plan shall bear, unless the context otherwise requires, the same meaning herein save to the extent the rules in this US Non-Employee Sub-Plan shall provide to the contrary.

In addition:

“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder;

“Securities Act” means the Securities Act of 1933, as amended.

2. Application Of Plan

Save as modified in this US Non-Employee Sub-Plan, all the provisions of the Plan shall be incorporated into this US Non-Employee Sub-Plan as if fully set out herein so as to be part of this US Non-Employee Sub-Plan SAVE THAT any Award named a “Conditional Share Award” in the Plan shall be re-named a “Restricted Stock Unit” or “RSU” when granted under the US Non-Employee Sub-Plan.

3. Effective Date And Term Of Us Non-Employee Sub-Plan

This US Non-Employee Sub-Plan shall become effective on the date on which it is adopted by the Board. No Award shall be granted under this US Non-Employee Sub-Plan after the completion of 10 years from the date on which this US Non-Employee Sub-Plan was adopted by the Board, but Awards previously granted under this US Non-Employee Sub-Plan may extend beyond that date.

4. Amendments

The Board may amend, suspend or terminate this US Non-Employee Sub-Plan or any portion thereof at any time. No amendment, suspension or termination of the US Non-Employee Sub-Plan may materially adversely affect any Awards granted previously to any US Award Holder without the consent of the US Award Holder.

5. Compliance With Code Section 409A

Unless otherwise set forth in an applicable Award agreement, the terms applicable to Awards granted under the Plan subject to this US Non-Employee Sub-Plan will be interpreted to the greatest extent possible in a manner that makes the Awards exempt from Section 409A of the Code, and, to the extent not so exempt, that brings the Awards into compliance with Section 409A of the Code. The Company shall have no liability to a US Award Holder, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

6. No Right To Employment Or Other Status

No person shall have any claim or right to be granted an Award under this US Non-Employee Sub-Plan, and the grant of an Award shall not be construed as giving a US Award Holder the right to continue as a Contractor or any other relationship with any Group Member.

7. Amendment of Awards

The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or different type, provided that the US Award Holder’s consent to such action shall be required unless the Board determine that the action, taking into account any related action, would not materially and adversely affect the US Award Holder.

8. Eligibility Limitations for Grants to Contractors

A Contractor that is a US Award Holder is not eligible for the grant of an Option if, at the time of grant, either the offer or sale of the Company’s securities to such Contractor is not exempt under Rule 701 of the Securities Act because the Contractor is not a natural person, the services that the Contractor is providing to the Company or any Group Company are in connection with a capital raising transaction or directly or indirectly serve to promote or maintain a market for the Company’s securities, or because of any other provision of Rule 701 of the Securities Act, unless the Company determines that such grant need not comply with the requirements of Rule 701 of the Securities Act and will satisfy another exemption under the Securities Act as well as comply with the securities laws of the US state of residence of the Contractor and all other applicable jurisdictions.

9. Conditions on Delivery of Plan Shares

The Company will not be obligated to deliver any Plan Shares pursuant to this US Non-Employee Sub-Plan or to remove restrictions from Plan Shares previously delivered under this US Non-Employee Sub-Plan until:

9.1 all conditions of the Award have been met or removed to the satisfaction of the Company,

9.2 in the opinion of the Company’s counsel, all other legal matters in connection with the issue, allotment and delivery of such Plan Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and

9.3 the US Award Holder has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

10. Transfer of Awards

Notwithstanding rule 1.10 of the Plan:

(a) if a US Award Holder ceases to be an Contractor by reason of his death his Award will be capable of transfer in accordance with the US Award Holder’s will, or the laws of descent and distribution; and

(b) subject to approval of the Board or a duly authorized officer of the Company, an Award may be transferred by a US Award Holder pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2).

11. Variation of Share Capital

Notwithstanding rule 14 of the Plan in the event of any variation of the share capital of the Company: (i) the number of Plan Shares subject to an Award; and (ii) any exercise price; must be adjusted proportionately in a manner that complies with Sections 409A and 424 of the Code.

12. US Taxes

A US Award Holder shall make such arrangements as the Company may require for the satisfaction of any U.S. federal, state, local or foreign withholding tax obligations that may arise in connection with an Award or with the disposition of Plan Shares acquired in connection with an Award.

13. No Obligation to Notify or Minimize Taxes

The Company will have no duty or obligation to a US Award Holder to advise such holder as to the time or manner of exercising an Option, to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which an Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award granted to a US Award Holder.

14. Governing Law and Jurisdiction

The formation, existence, construction, performance validity and all aspects whatsoever of the US Non-Employee Sub-Plan, any term of the US Non-Employee Sub-Plan and any Award granted under it shall be governed by English law.

The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the US Non-Employee Sub-Plan.

SILENCE THERAPEUTICS PLC

2018 NON-EMPLOYEE LONG TERM INCENTIVE PLAN

AMENDMENT TO RULES OF THE PLAN

IMPACT OF DELISTING FROM AIM

NEW RULE 23 FOR THE PLAN

APPROVED BY THE BOARD ON 29 NOVEMBER 2021

15.

16. IMPACT OF DELISTING FROM AIM

16.1 This Rule 23 shall apply in the event the Company’s ordinary shares delist from the Alternative Investment Market of the London Stock Exchange (the “AIM Delisting”) prior to 31 January 2022 (the “Long-Stop Date”).

16.2 If this Rule 23 applies, the following terms shall apply with immediate effect on and from 30 November 2021 or such later date prior to the Long-Stop Date (if any) as the Board determines appropriate by reference to the date the proposed AIM Delisting becomes effective (the “Effective Date”).

16.3 Each Award granted prior to, and subsisting on, the Effective Date (each, a “Relevant Award”) shall be modified effective on the Effective Date (each such modified Relevant Award, a “Modified Relevant Award”) as follows:

23.3.1. each Modified Relevant Award shall comprise a right to acquire the Company’s American Depositary Shares, each representing three (3) ordinary shares of nominal value £0.05 each in the capital of the Company (“ADS”). The number of ADS under a Modified Relevant Award shall be the result of the number of Plan Shares subject to the corresponding Relevant Award immediately prior to the Effective Date divided by three (3) and rounded down to the nearest whole ADS (if relevant); and

23.3.2. the Award Price per ADS subject to a Modified Relevant Award shall be calculated by multiplying the Award Price per Plan Share applicable to the corresponding Relevant Award by three (3) and converting such Award Price from GBP into USD using the Exchange Rate (as defined below). The aggregate Award Price payable in respect of each exercise or vesting (as applicable) of a Modified Relevant Award shall (if relevant) be rounded up to the nearest whole cent.

16.4 For the purposes of this Rule 23, the “Exchange Rate” shall be the average GBP to USD exchange rate over the five (5) business days preceding (but not including) the Effective Date.

16.5 On and from the Effective Date, where the context requires, references in the Plan to “Plan Shares” shall be deemed to be references to the corresponding number of ADS unless the Board determines otherwise.

16.6 For the avoidance of doubt, this Rule 23 shall apply to Relevant Awards granted under the Plan and US Non-Employee Sub-Plan to the Plan.

SILENCE THERAPEUTICS PLC

2018 NON-EMPLOYEE LONG TERM INCENTIVE PLAN

AMENDMENT TO RULES OF THE PLAN

AMENDED RULE 3.2 FOR THE PLAN

APPROVED BY THE BOARD ON 3 FEBRUARY 2023

3.2 LIMIT

A New Award must not be granted to an Eligible Employee if the result of granting the New Award would be that, at the proposed Award Date, the Market Value of the Plan Shares subject to that Award, when aggregated with the Market Value of the Plan Shares subject to any other New Award granted to him, that Time Vest in each Time Vesting Year in relation to the proposed New Award, would exceed 250% of his Annual Remuneration, subject to the Board determining that exceptional circumstances exist which justify the grant of an Award in excess of such limit in which case the limit shall be extended to not more than 300% of the relevant Eligible Employee’s Annual Remuneration.

For the purpose of this Rule 3.2:

1. Annual Remuneration means the higher of:

a. basic salary paid by the Group expressed as an annual rate as at the Award Date; and

b. basic salary paid by the Group for the period of 12 months ending on the last day of the month immediately preceding the month in which the Award Date occurs.

2. The Market Value of Plan Shares subject to a New Award shall be measured on the date on which that Award was granted and where an Award Price applies to a New Award, the Market Value of the relevant Plan Shares shall be reduced by an amount equal to that Award Price (provided that the resulting Market Value shall never be less than zero).

3. Time Vest in relation to Plan Shares subject to a New Award means that those Plan Shares reach the date on which they normally Vest (disregarding any Performance Target).

4. Time Vesting Year in relation to a New Award means each calendar year ending on each anniversary of the Award Date of the New Award.

5. To the extent that a New Award is granted on terms that it is Time Vested on the Award Date, that New Award shall be deemed to Time Vest in the first Time Vesting Year in relation to that New Award.

6. To the extent a New Award has become incapable of exercise for any reason in relation to Plan Shares subject to it, those Plan Shares shall not subsequently Time Vest (and accordingly shall no longer be taken into account for the purposes of this Rule 3.2 in connection with further New Awards proposed to be granted to the relevant Eligible Employee).